Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Michael Paluszek 212 981 5149 / michael_paluszek@dkcnews.com

LIGHTSTONE VALUE PLUS REIT BUYS BATON ROUGE HOTELS

LVPR pays $15.6 million for 2 Hospitality Properties

New York, NY, (May 16, 2013) –Lightstone Value Plus Real Estate Investment Trust, Inc. (“LVPR”) announced today the acquisition of two Marriott-branded hotels in Baton Rouge, Louisiana for $15.6 million.

The properties acquired are the Courtyard by Marriott and Residence Inn by Marriott, both in Baton Rouge. The hotels have a total of 229 keys.

“The acquisition contains two well-located premium franchise hotels that were acquired at a substantial discount to replacement cost,” said David Lichtenstein, Chairman and CEO of LVPR. “Both hotels have a diversified base of business and leisure travelers and are representative of The Lightstone Group’s ability to identify attractive investment opportunities.”

Lichtenstein added that Lightstone’s timing on the deal was advantageous. The company had been in discussions since last year and locked in the purchase price months ago, before market prices started to rise. “It’s another example of Lightstone making the right move at precisely the right time,” he said.

Lightstone will implement a property improvement plan geared to position each property to capitalize on the improving market recovery. LVPR is a non-traded REIT sponsored by The Lightstone Group, which is also headed by Lichtenstein. The properties will be placed under new management, which will be overseen by Lightstone’s hospitality division.

The hotels are located adjacent to Interstate 10, which connects Baton Rouge to New Orleans and is strategically situated minutes away from major businesses and facilities, which would feed demand for the hotels. They include 65 petrochemical facilities; the newly constructed Women’s Hospital of Baton Rouge; the 10th largest port in the U.S.; Louisiana State University; and the 1-million-square foot Industriplex Business Park.

The 121-room Courtyard by Marriott underwent a $3.1 million renovation in 2010 that included an upgrade of the guestrooms and corridors and conversion of the lobby to Marriott’s new Refreshing Business Concept.

The 108-room Residence Inn by Marriott will undergo a full renovation. Anticipated improvements include replacement of soft goods, upgrades to the guestrooms, meeting rooms and lobby area, and new signage.

About LVPR

LVPR is a public, non-traded REIT sponsored by The Lightstone Group that offers shareholders an opportunity to invest in a diversified portfolio of real estate. LVPR is currently closed to new investors.

For more information, visit www.lightstonecapitalmarkets.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions or variations thereof. These statements are based on LVPR’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

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